Buccaneer Energy Corporation
Property Sale and Joint Venture With
Platina Exploration Corporation
For Oklahoma Salt Water Disposal Project

Buccaneer Energy Corporation, a Delaware corporation, ("Buccaneer") proposes to enter into a joint venture with Platina Exploration Corporation, a wholly owned subsidiary of Platina Energy Group, a publicly held Nevada corporation, ("Platina") and its partners or assigns (the "funding partner").

Buccaneer agrees to sell and Platina agrees to purchase one half interest in certain developed and undeveloped properties of Buccaneer, as further described below and in Exhibit A, for total consideration of $ 455,138 in cash on or before October 31, 2007.

Rick Newell Salt Water Disposal Project. Buccaneer has developed a salt water disposal well (SWD), the Newell #2, at a cost of approximately $376,250. The Buccaneer recompleted the Rick # 1 (approximate cost of $185,000, inclusive of one time charges for the leases, roads, and damages), which is currently produceing over 4 barrels of oil per day, and the amount is steadily increasing. The Rick SWD Project consists of a number of wells which are to be recompleted and dispose of the salt water on the lease in the Newell #2 well. Buccaneer Energy currently owns 100% of this project.

Future Operations Thereafter, Buccaneer and Platina (the "parties") will be equal partners. Buccaneer will handle the Oklahoma operations through its operating subsidiary, Buccaneer Energy L.L.C., an Oklahoma Limited Liability Corporation. Other operations will be handled by Bowie Operating Company, a newly formed Texas operator. All operations will be at cost, plus normal Model 610 Operating Agreement COPUS drilling, completion and operating overhead reimbursement fees.

If this letter reflects you understanding of our discussions, please countersign in the space provided.

Agreed to this 29th day of October, 2007

By, ____________
Chip Langston
President of Buccaneer Energy Corporation

Agreed to this 29th day of October, 2007

By, Blair J Merriam
Blair Merriam
President of Platina Energy Group

Exhibit A
Schedule of Properties, Cost and Purchase Price

Buccaneer Sale to Platina Exploration Corporation

	100%	50%
Rick - Newell Salt Water Disposal Project	**Cost Basis**	**Purchase Price**
100% Working Interest, 75% Net Revenue Interest		
Rick # 1	186,500	93,250
Newell # 1 Salt Water Disposal Well	376,250	188,125
Stout # 2 (level @ 12 bopd then decline at 12%)	32,526	16,263
Stout # 3	35,000	17,500
Stout # 4	35,000	17,500
Stout # 5	35,000	17,500
Stout # 6	35,000	17,500
Newell # 2	35,000	17,500
Newell # 3	35,000	17,500
Newell # 4	35,000	17,500
Newell # 5	35,000	17,500
Newell # 6	35,000	17,500
Total Rick SWD Project	$ 910,276	$ 455,138